Exhibit 8.2

July 8, 2014

Aslin Group, Inc.

11300 Tomahawk Creek Parkway, Suite 100

Leawood, KS 66211

Ladies and Gentlemen:

We have acted as counsel to Aslin Group, Inc., a Delaware corporation (“Aslin Group”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”), dated as of May 22, 2014, by and among Aslin Group, First Business Financial Services, Inc., a Wisconsin corporation (“First Business”), and AGI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of First Business (“Merger Sub”).  Pursuant to the Agreement, Merger Sub will merge with and into Aslin Group, with Aslin Group as the surviving corporation (the “First Merger”).  Immediately after the First Merger, Aslin Group will merge into First Business, with First Business as the surviving corporation (the “Second Merger,” and together with the First Merger, the “Mergers”).  The Mergers and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of First Business, which includes the proxy statement/prospectus relating to the Mergers (the “Proxy Statement/Prospectus”).

At your request, we have examined the form of Registration Statement to be filed with the U.S. Securities and Exchange Commission, including the Proxy Statement/Prospectus that forms a part thereof, in connection with the issuance of shares of First Business common stock and cash to the stockholders of Aslin Group in exchange for their shares of Aslin Group common stock in the First Merger.

You have requested our opinion regarding the material United States federal income tax matters described in the Registration Statement under the section “Material United States Federal Income Tax Consequences of the Merger.”

In rendering our opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, the certificates of the parties to the Mergers, and such other documents as we have deemed necessary or appropriate.  We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations, and warranties contained in the Agreement, the Registration Statement, and the certificates.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation thereof):

•                  that the Mergers will be consummated in accordance with the Agreement and the certificates of the parties to the Mergers and without breach or waiver of any material provision thereof;

•                  the genuineness of all signatures and the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof;

•                  the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy; and

•                  the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification.

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Mergers” constitutes our opinion regarding the material United States federal income tax consequences of the Mergers to U.S. holders of shares of Aslin Group common stock described in the Registration Statement who exchange their shares of Aslin Group common stock for shares of First Business common stock and cash in the First Merger, subject to the assumptions, limitations, and qualifications referred to therein.  Our opinion addresses only the specific matters described in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Mergers” and does not address any other federal, state, local, or foreign tax consequences that may result from the transactions described in the Registration Statement.

Our opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, all as of the date hereof.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.  Our opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events.  No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein.  We undertake no responsibility to advise you of any developments in the facts or in the application or interpretation of the federal income tax laws.  Furthermore, if any of the statements, representations, warranties, assumptions, or certificates upon which we have relied to issue this opinion are incorrect, our opinion shall be void and may not be relied upon.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the use of our name under the section “Material United States Federal Income Tax Consequences of the Mergers” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Stinson Leonard Street LLP

STINSON LEONARD STREET LLP